Exhibit 14.1

Code of Business Conduct and Ethics

February 2012

Introduction

Capital Trust, Inc., CT Investment Management Co., LLC and their subsidiaries and affiliates (collectively, the “Company”) have adopted the Code of Business Conduct and Ethics (the “Code”), explained below to summarize basic guiding principles and standards of conduct to guide all employees, officers, members of the Board of Directors (“Directors”) of the Company and its subsidiaries and controlled affiliates in meeting the Company’s goal to achieve the highest business and personal ethical standards and to comply with the laws and regulations that apply to the Company’s business. This Code covers a wide range of business practices and procedures, but it does not address every applicable law or respond to every ethical question or concern that may arise. All of the Company’s employees, Directors, and officers must conduct themselves ethically and responsibly in every aspect of the Company’s business and seek to avoid even the appearance of wrongdoing or improper behavior. The Company’s paradigm has been, and will continue to be, to advance the highest standards of ethical conduct. We expect the Company’s agents, consultants, contractors, suppliers, and representatives to be guided by the principles and standards set forth in this Code.

If you have questions regarding any of the goals, principles, or standards discussed or policies and procedures referred to in this Code or are in doubt about the best course of action to take in a particular situation, you should contact the Company’s Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) (collectively the “Executive Officers”) or follow the guidelines set forth in Section 16, below.

Every Director, officer, and employee has a duty to adhere to this Code and those who violate the standards in this Code will be subject to disciplinary action that may include suspension or dismissal and/or the reporting of violative conduct to appropriate regulatory and criminal authorities. If you are involved in a situation which you believe may violate or lead to a violation of this Code, you must follow the guidelines described in Section 16, below.

We are committed to continuously reviewing and updating the Company’s policies and procedures and thus, this Code is subject to modification by the Company. This Code supersedes all other such codes, policies, procedures, instructions, practices, rules, or written or verbal representations concerning the subject matter of this Code to the extent they are inconsistent.

Employees, officers and Directors must sign the acknowledgment form attached hereto as Exhibit A and return the form to the CFO indicating that you have received, read, understand, and agree to comply with this Code. The Company will retain the signed acknowledgment in your file. Each year, the Company will require all employees, officers and Directors to sign an acknowledgment indicating your continued understanding of and compliance with the Code. In addition, the Company may periodically hold and require employees, officers and Directors to participate in seminars, training meetings and similar activities related to reinforcing understanding of this Code and its applicability to the Company’s business or make its Executive Officers or attorneys available to discuss the Code.

1.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees, Directors and officers must respect and obey the laws of the cities, states and countries in which we operate and the rules and regulations applicable to the Company’s business. Although not all employees are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel who would consult with an Executive Officer as necessary or appropriate. Compliance with the law does not obviate the need to act with the highest honest and ethical standards.

To promote compliance with laws, rules, regulations and the policies of the Company, including insider trading rules, other securities laws, and anti-discrimination and anti-harassment laws and policies, the Company has established various compliance policies and procedures and, where appropriate, may conduct information and training sessions and make our Executive Officers or attorneys available to discuss the Code.

2.	Conflicts of Interest

A “conflict of interest” exists when a person’s personal private interest interferes in any way—or even appears to interfere in any way—with the interests of the Company. A conflict situation can arise when an employee, officer or Director takes actions or has interests in connection with or as a result of a material transaction or relationship that may make it difficult for him or her or others to perform work or make decisions objectively and effectively in the Company’s interest. Conflicts of interest may also arise when an employee, officer or Director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Conflicts of interest, unless approved in accordance with this Code, as applicable, are strictly prohibited policy. Examples include the following:

(a)	Employment/Outside Employment

In consideration of your employment with the Company, you are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. The Company’s policies prohibit any employee from accepting simultaneous employment with a client, credit source, supplier, or competitor, or from taking part in any activity that enhances or supports a competitor’s position. If you have any questions regarding this requirement, you should contact an Executive Officer.

(b)	Outside Directorships

It is a conflict of interest to serve as a director of any company that competes with the Company. Employees may not serve as a director of another company without first obtaining the approval of the Company’s CEO. Members of the Board of Directors are required to review with the Board other proposed directorships to confirm that accepting such directorship is consistent with the Company’s Corporate Governance Guidelines.

(c)	Investments in Clients and Competitors

If you are considering investing in a client or competitor, great care must be taken to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company’s decisions; access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company. All investments in a client or competitor must be approved in advance by the CFO and to the extent any such investment pre-dates an employee’s employment or service with the Company, it must be disclosed to the CFO. A listing of all such investments must be submitted (see Exhibit A) and updated by the employee when ownership positions change in these securities.

(d)	Related Parties

Generally, employees should avoid conducting business or engaging in a transaction on behalf of the Company with an immediate family member or significant other, or with a company or firm with which an employee or his or her immediate family member or significant other is a significant owner or associated or employed in a significant role or position. “Immediate family members” include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, or significant shareholder of the Company. “Significant others” include cohabitants, domestic partners, and persons with whom an employee has (or reasonably expects to have) a consensual romantic, sexual, intimate or dating relationship.

The Audit Committee must review and approve in advance all material related party transactions, including financial transactions, arrangements or relationships (or series of any of the foregoing) in which the Company participates that involve $120,000 or more with any of the Company’s Directors, officers, employees or significant stockholders (i.e., holders of 5% of the Company’s outstanding stock) or any immediate family member (including a significant other) of any of the foregoing (collectively, “related persons”) or any entity in which any of the Company’s related persons is employed or has with other related persons a collective interest in more than 5%, or in the case of a partnership, for which any of them serves as a general partner or is otherwise associated. Directors, officers and employees must not enter into, develop or continue any such material transaction, arrangement or relationship without obtaining such prior Audit Committee approval. The CFO shall report to the Audit Committee at regularly scheduled Audit Committee meetings all related party transactions, arrangements or relationships not subject to prior Audit Committee approval. Further, all instances involving such potential related party transactions, arrangements or relationships regardless of the amount involved must be reported to an Executive Officer who will assess the materiality of the transaction, arrangement or relationship and elevate the matter to the Audit Committee as appropriate. The Company must report all material related party transactions, arrangements and relationships under applicable accounting rules and the Securities and Exchange Commission’s (the “SEC”) rules and regulations. Any dealings with a related person must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

Conflicts of interest or the material nature of a transaction, arrangement or relationship may not always be clear-cut; if questions arise, you should consult with an Executive Officer before entering into, developing or continuing a transaction that could reasonably be expected to give rise to a conflict of interest.

(e)	Other Situations

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Any employee, officer or Director who becomes aware of a conflict of interest or a potential conflict of interest must bring it to the attention of a supervisor, manager or other appropriate personnel or consult the guidelines described in Section 16, below.

3.	Insider Trading

Employees, officers and Directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information about the Company or any other company for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. You should refer to the Company’s Insider Trading Policy for a full explanation of your obligations. The purpose of such policy is to inform you of their legal responsibilities, to make clear that the misuse of sensitive information is contrary to Company policies, and to set forth procedures with respect to trading in the securities of the Company, and other companies.

4.	Public Disclosure

The Company is committed to providing full, fair, accurate, timely, and understandable disclosure in the periodic reports and other information it files with or submits to the SEC and in other public communications, such as press releases, earnings conference calls and industry conferences, made by the Company. In meeting such standards for disclosure, the Company’s Executive Officers and Directors shall at all times strive to comply with the Company’s disclosure obligations and, as necessary, appropriately consider and balance the need or desirability for confidentiality with respect to non-public negotiations or other business developments. The Company’s CEO and CFO are responsible for establishing effective disclosure controls and procedures and internal controls for financial reporting within the meaning of applicable SEC rules and regulations. The Company expects the CEO and CFO to take a leadership role in implementing such controls and procedures and to position the Company to comply with its disclosure obligations and otherwise meet the foregoing standards for public disclosure.

No employee, officer or Director should interfere with, hinder or obstruct the Company’s efforts to meet the standards for public disclosure set forth above.

5.	Corporate Opportunities

Employees, officers and Directors are prohibited from exploiting for their own personal gain opportunities that are discovered through the use of corporate property, information, or position unless the opportunity is fully disclosed to the Directors and the Directors decline to pursue such opportunity. No employee, officer, or Director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and Directors owe a duty to the Company to advance our legitimate interest when the opportunity to do so arises.

6.	Competition and Fair Dealing

We seek to outperform the Company’s competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, Director, and officer should endeavor to respect the rights of, and deal fairly with the Company’s customers, suppliers, consultants, competitors, and employees. No employee, Director, or officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers or, as a customer, to gain personal benefit. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer, Director, family member of any of the foregoing or agent unless it:

•	is not a cash gift;

•	is offered, given or accepted openly and transparently;

•	is offered, given or accepted as a token of esteem, gratitude or courtesy;

•	is consistent with customary business practices and appropriate for the occasion;

•	is not excessive in value (all gifts in excess of $250 must be approved by an Executive Officer);

•	cannot be construed as a bribe, kickback or payoff and does not create an appearance of impropriety; and

•	complies with the Company’s policy on gifts and gratuities and does not violate any laws, rules, or regulations.

If you are not sure whether a gift or proposed gift is appropriate, you must discuss the matter with an Executive Officer before offering, giving or accepting the gift.

All gifts and business entertainment must be recorded accurately in the Company’s books and records and supported by appropriate documentation.

7.	Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. It is the Company’s policy to provide equal employment opportunity for all applicants and employees. The Company does not unlawfully discriminate on the basis of race, color, religion, sex (including pregnancy, childbirth, or related medical conditions), sexual orientation, national origin, age, disability, marital status, veteran status, or any other basis prohibited under federal, state or local law. In addition, the Company is committed to providing a workplace free of unlawful harassment. This includes not only sexual harassment, but also harassment on any of the bases set forth above. The Company strongly disapproves of and will not tolerate harassment of employees by managers, supervisors, co-workers or non-employees. Similarly, the Company will not tolerate harassment by its employees of non-employees with whom Company employees have a business, service, or professional relationship. For more information about the Company’s policies against discrimination and harassment, please refer to the Company’s Employee Handbook.

All of the Company’s employees deserve a positive work environment where you will be respected and we are committed to providing an environment that supports honesty, integrity, respect, trust and responsibility. All of the Company’s employees should contribute to the creation and maintenance of such an environment and the Company’s Executive Officers, management and supervisory personnel should take a leadership role in achieving a work environment that meets the Company’s diversity standards and is free from the fear of retribution.

8.	Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

The Company will not tolerate violence and a threatening behavior by or toward our employees. Further, employees should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company strictly prohibits the use of illegal drugs in the workplace.

Employees should consult their Employee Handbook for additional information about the Company’s policies concerning the matters discussed in this Section.

9.	Record-Keeping and Document Retention

The purpose of this policy is to set forth and convey the Company’s requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm, or all other media. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Many employees, officers, and Directors regularly use business expense accounts, which you must document and record accurately. If you are not sure whether a certain expense is legitimate, you must ask your supervisor or an Executive Officer. Please refer to the Company’s Personal Expense Policy contained in the Employee Handbook for further information regarding business expenses.

The Company’s responsibilities to its shareholders and the investing public require that all of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls and generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and you should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Employees should always retain or destroy records according to the employee’s department’s practices. No record or document shall be destroyed which is the subject of a subpoena or other legal process or if there is a reasonable belief that litigation proceedings or government investigative proceedings are likely to occur and it is anticipated that such record or document is relevant to such proceedings. The Company expects all employees to comply with all federal, state and industry-specific record retention rules and requirements.

Such requirements and sound business practices require the Company to maintain certain types of corporate records, usually for a specified period of time. Unless otherwise determined by the Company or as otherwise required under separate policies and procedures adopted by the Company, corporate records should be retained for the minimum of seven (7) years. Electronic mail (“E-mail”) that is required to be retained should be either printed and stored as tangible evidence, or downloaded to a computer “archive” file and kept electronically. Backup copies of E-mail system files will be kept for no more than 12 months. These backups are for system restoration and disaster recovery purposes, and are not designed to facilitate retrieval of deleted messages. Document destruction will be suspended immediately, upon any indication of an official investigation or when a lawsuit is filed or appears imminent. Destruction will be reinstated upon conclusion of the investigation.

10.	Confidentiality

Employees, Directors and officers must maintain the confidentiality of confidential and proprietary information entrusted to you by the Company or its clients or business partners, except when disclosure is authorized by the CEO or CFO or required by laws or regulations. At the commencement of employment, all employees are required to review and to execute a Confidentiality Agreement that provides the specific details of employees’ confidentiality obligations. “Confidential Information” includes, but is not limited to information and materials describing or relating to the business and financial affairs of the Company and its present or former officers, Directors, employees, clients and business partners such as trade secrets, patents, trademarks and copyrights, business, marketing and service plans, designs, databases, records, personnel information, client and prospective client lists and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy and subjects employees to disciple, up to and including termination of employment. In addition, unauthorized disclosure may be unlawful and could result in civil or even criminal penalties. The obligation to preserve confidential information continues even after employment ends.

The Company and its employees, agents, consultants and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government inquiries and requests for information, documents or investigative interviews (whether in person, by phone, email or written correspondence) must be referred to the CEO, who will be responsible for coordinating a response. You may not disclose any financial information without the prior approval of an Executive Officer.

11.	Protection and Proper Use of Company Assets

All employees, Directors, and officers should endeavor to protect the Company’s property, electronic communications systems, information resources, facilities and equipment and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation pursuant to Section 16, below. Company assets should not be used for non-Company business, although we recognize that incidental personal use may be permitted without adversely affecting the interests of the Company. Personal use of company assets must always be in accordance with Company policy. You should consult your supervisor for appropriate guidance and permission.

The Company maintains a comprehensive policy concerning access to and use of the Company’s computer hardware, software, data files, and other technology. Employees are required to review the Company’s Information Technology Policy, a copy of which is attached to the Employee Handbook, and comply with its terms.

12.	Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act (the “FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business or gain a business advantage. It is strictly prohibited to make illegal payments to government officials of any country. Government officials are defined broadly under the FCPA and include employees or agents of entities wholly, or, based on the circumstances, partially owned or controlled by a foreign government.

In addition, there are a number of federal and state laws and regulations regarding business gratuities that may be accepted by U.S. federal or state government personnel. The promise, offer or delivery to an official or employee of the U.S. government or a state government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. Local governments, as well as foreign governments, may have similar rules. Employees must consult with an Executive Officer prior to making any such gifts.

13.	Waivers of the Code of Business Conduct and Ethics

Any waiver of any provision of this Code for Executive Officers or Directors must be approved by the Audit Committee and will be promptly disclosed as required by applicable securities law or stock exchange regulation. With regard to employees who are not Executive Officers, waivers must be approved by the CEO.

14.	Reporting any Illegal or Unethical Behavior; No Retaliation

It is an employee’s obligation and ethical responsibility to help enforce this Code, and to that end, employees must promptly report potential or actual violations of this Code in accordance with the guidelines set forth in Section 16, below. Employees, Directors and officers must advise supervisors, managers, or other appropriate personnel about observed or suspected illegal, improper, or unethical behavior, or when in doubt about the best course of action in a particular situation. Reprisal, threats, retribution, or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is both a violation of Company policy and is prohibited by a variety of state and federal civil and criminal laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Accordingly, it is the policy of the Company not to allow retaliation for reports of wrongdoing or misconduct made in good faith by employees. Employees, Directors and officers are expected to fully cooperate in internal investigations of wrongdoing or misconduct.

15.	Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any Director, officer, or employee of the Company has unresolved concerns or complaints regarding questionable accounting, internal control or auditing matters of the Company, then he or she must submit those concerns or complaints in accordance with the Company’s Complaint Procedures for Accounting and Auditing Matters.

16.	Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, employees should keep in mind the following steps as they consider a particular problem or concern:

(a)	Employees should make sure they have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

(b)

Employees should ask: What specifically am I being asked to do or ignore? Does it seem illegal, unethical or improper? This will enable employees to focus on the specific question they are faced with, and the alternatives they have. Employees should use their judgment and common sense; if something seems unethical or improper, it may very well be.

(c)	Clarify employees’ responsibilities and roles. In most situations, there is shared responsibility. Are an employee’s colleagues informed? It may help to get others involved and discuss their concerns.

(d)

You must report violations of this Code to or otherwise discuss your concerns in this regard with your supervisor. In many cases, your supervisor will be more knowledgeable about the question or concern, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems. Supervisors are obligated to report violations of this Code to an Executive Officer.

(e)

In the case where it may not be appropriate to report a violation to, or discuss your concerns with your supervisor, or where you do not feel comfortable approaching your supervisor to report a violation or discuss your concerns, you may report the violation or discuss your concerns with an Executive Officer. If you prefer to report violations or your concerns in writing on an anonymous basis, you must address your concerns to the Company’s internal audit firm at the following address: Capital Trust, Inc. Ethics Compliance c/o David Landau & Associates, 55 Lane Road, Suite 310, Fairfield, NJ 07004.

(f)

Reports of violations of this Code or other complaints made to the persons referenced above will be reviewed by the CEO or his designee, who shall either (i) conduct an investigation of the facts and circumstances as appropriate and report his conclusions and remedial actions taken, if any, to the Audit Committee, or (ii) report the alleged violation or other complaint to the Audit Committee for further direction.

(g)	Your communications of violations or concerns will be kept confidential to the extent feasible and appropriate, and except as required by law.

(h)	All reports of violations of the Code will be promptly investigated and addressed. If you are not satisfied with the response, you must contact the Audit Committee.

(i)	Always ask first, act later: If you are unsure of what to do in any situation, you must seek guidance before you act.

17.	Compliance Required

The matters covered in this Code are of the utmost importance to the Company, its shareholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of the Company’s Directors, officers, employees, agents, contractors, consultants and representatives to adhere to these rules in carrying out their duties for the Company.

Any individual whose actions are found to violate these policies or any other policies of the Company will be subject to disciplinary action, up to and including immediate termination of employment or business relationship. Where the Company has suffered a loss, it may pursue its legal remedies against the individuals or entities responsible.

18.	Administration

No code, including this one, can cover all situations. Similarly, exceptional circumstances may occur which do not fit neatly within the guidelines of this Code or where strict application of this Code may not produce a fair result. Overall administration of this Code, including its interpretation and amendment, is under the authority of the Audit Committee of the Board.

EXHIBIT A

ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the Company’s Code of Business Conduct and Ethics (the “Code”). I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my position as an employee, officer or Director of the Company. I further agree to comply with the Code, and all other applicable policies, laws and regulations.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my position, I know I can consult my supervisor, the Company’s CEO or CFO, knowing that my questions or reports to these sources will be maintained in confidence to the extent practicable.

I am not aware of any potential or actual violations of the Code, or applicable policies, laws and regulations, by me or any employees, officers or Directors of the Company. If I become aware of any such potential or actual violations, I will report my concerns to the Company promptly, pursuant to section 14 of the Code, and cooperate fully in the Company’s review of the concerns.

Please sign and return this form to the Company’s CFO.

Employee Name

Signature

Date